Exhibit 10.8

September 27th, 2017

Mark Riggs

Dear Mark,

On behalf of Coupa Software Incorporated (the “Company” or “Coupa”), I am pleased to offer you employment with the Company on the following terms:

1.Position/Start Date.  You will serve as CCO (Chief Customer Officer) working out of our San Mateo office and reporting to Rob Bernshteyn, Chief Executive Officer.  Your start date will be mutually agreed upon.

2.Base Salary. Your annual base salary will be $275,000, less taxes and applicable withholdings, payable on a semi-monthly basis.

3.Annual Bonus.  In addition to your base salary, you will be eligible to participate in Coupa’s annual discretionary performance bonus program, with a target incentive of 50% of your base salary, or $137,500. This yields a potential total annual compensation of $412,500 This bonus is subject to your continued employment, and will be prorated for 2017 based on your start date. Your actual bonus payout will depend on Coupa’s performance and assessment of your individual performance during the period. You must be an active employee of Coupa on the final day of the performance period to be eligible for any payout.

4.Equity.

(a)General.  As part of the Coupa team, we strongly believe that employee ownership in Coupa is an important factor to our success. Therefore, subject to approval of our Board of Directors and/or Compensation Committee, you will be granted equity awards with a value of $1 million, half of which ($500,000 in value) will be delivered as restricted stock units (“RSUs”) and half of which ($500,000 in value) will be delivered as stock options.  The actual number of RSUs and options will be determined as of your first day of employment, using the closing price of the Company’s common stock on such date and, in the case of the options, a black-scholes methodology.

(b)Other Terms. The exercise price per share of the stock option will be equal to the closing price of the Company’s common stock on the date the option is granted. Your stock options & RSUs will be subject to the terms and conditions of the Coupa 2016 Equity Incentive Plan and form of award agreement (the

“Plan”). Stock options will vest as follows: one-quarter (25%) will vest after 12 months of continuous employment and the balance will vest in equal monthly installments over the next 36 months of continuous employment. RSUs will vest over approximately 4 years of continuous employment as follows: one-quarter (25%) will vest on the first “Company vesting date” that  occurs on or after 12 months of continuous employment and the balance will vest in 12 equal quarterly installments over the next 36 months of continuous employment. For administrative reasons, vesting of RSUs occur only on established quarterly Company vesting dates, which are currently March 20, June 20, September 20 and December 20.

5.Executive Severance Program.  You will be eligible for our standard executive severance and acceleration benefits, under the terms and conditions described in our standard form of Severance and Change in Control Agreement (the “Severance/CIC Agreement”), a copy of which will be provided to you prior to your acceptance of this offer.

6.Employee Benefits.  Coupa offers medical, dental and vision plans (effective on your date of hire), a flexible spending plan, an ESPP, a 401(k) retirement savings plan (with company matching), as well as a “no limit” time off policy (subject to manager approval), and eleven paid holidays. Additionally, Coupa offers a variety of other benefits, all of which can be found within our summary benefits brochure enclosed in this offer letter packet. If you have any questions regarding Coupa’s benefits prior to your start date, please email hr@coupa.com.

7.Employment Relationship.  Coupa, in its sole discretion, may modify your duties, title, compensation and benefits at any time.  Employment with the Company is not for a specified term, but instead is at-will.  Accordingly, either you or the Company may terminate the employment relationship, with or without cause, at any time and for any reason.  No documents provided by the Company and no oral statements or conduct can or will modify the at-will nature of your employment, and your at-will status can only be amended in a writing signed by you and Coupa’s Chief Executive Officer.

8.Taxes. All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

9.Other Agreements. Like all new employees here at Coupa, you will be required, as a condition of your employment, to sign a Mutual Agreement to Arbitrate. Along with its employees, Coupa’s proprietary and trade secret information is the Company's most important asset. We therefore require that you sign, as a condition to your employment, the enclosed Proprietary Information and Inventions Agreement

(“PIIA Agreement”). We impress upon you that we do not want or need you to bring to Coupa any trade secret, confidential or proprietary material of any former employer or to violate any obligations you may owe to your former employers or others. A copy of these agreements will be provided separately. Please review and execute the Mutual Agreement to Arbitrate and the PIIA Agreement and return to Human Resources along with your signed offer letter.

10.Entire Agreement.  This letter agreement, together with the other documents referenced herein, represents the entire agreement between you and the Company with respect to the subject matter herein and supersedes all prior or contemporaneous agreements, whether written or oral, with respect to the subject matter of this agreement.

11.Exclusivity of Employment.  While you render services to the Company, you agree not to engage in any other employment, consulting or other business activity (whether full-time or part-time), which might create a conflict of interest with the Company. The foregoing shall not, however, preclude you (a) from engaging in appropriate civic, charitable or religious activities, (b) from devoting a reasonable amount of time to private investments, (c) from serving on the boards of directors of other entities, or (d) from providing incidental assistance to family members on matters of family business, so long as the foregoing activities and service do not conflict with your responsibilities to the Company. By signing this letter, you confirm that you have no contractual commitments or other legal obligations that would prohibit you from performing duties for the Company.

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Please confirm your agreement with these terms by signing this letter using DocuSign.

Sincerely,

Rob Bernshteyn

Chief Executive Officer

Coupa Software Incorporated

By signature below, I accept this employment arrangement based upon the terms stated in this letter. I also acknowledge that this letter sets forth the full and complete agreement between myself and the Company related to the terms of my employment.

/s/ Mark R. Riggs	September 28, 2017
Signature	Date

COUPA SOFTWARE INCORPORATED

SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Severance and Change in Control Agreement (the “Agreement”) is made and entered into by and between Mark Riggs (the “Executive”) and Coupa Software Incorporated, a Delaware corporation (the “Company”), effective as of the date specified in Section 1 below.

Certain capitalized terms are defined in Section 8.

The Company and Executive agree as follows:

1.Term.  This Agreement shall become effective as of Executive’s first day of employment with the Company.  Unless sooner terminated, this Agreement will terminate automatically on October 12, 2019, which is the third anniversary of the closing date of the Company’s initial public offering.

2.Severance Benefits.

(a)Termination Not Involving a Change in Control.  If Executive is subject to a Termination Without Cause which occurs more than three months prior to a Change in Control (if any) or more than twelve months after a Change in Control and Executive satisfies the conditions described in Section 2(c) below, then Executive shall be entitled to the following severance benefits:  (i) a lump-sum cash severance payment equal to six months of Executive’s Base Salary and (ii) an additional lump-sum cash payment equal to $16,500.

(b)Involuntary Termination Involving a Change in Control.  If Executive is subject to an Involuntary Termination which occurs within three months prior to, or twelve months following, a Change in Control and Executive satisfies the conditions described in Section 2(c) below, then Executive shall be entitled to the following severance benefits: (i) a lump-sum cash severance payment equal to twelve months of Executive’s Base Salary, (ii) an additional lump-sum cash payment equal to $33,000 and (iii) unless the Company provides otherwise when an equity award is granted, one hundred percent (100%) of the unvested portion of each outstanding equity award that Executive holds as of the Involuntary Termination will vest and, if applicable, become exercisable.  In the case of equity awards subject to performance conditions, the unvested portion of the award will be determined at the greater of actual performance or based on “target” levels of achievement. For avoidance of doubt, if Executive is subject to an Involuntary Termination that occurs within three months prior to a Change in Control, the portion of Executive’s then-outstanding and unvested equity awards that is eligible to vest and become exercisable pursuant to clause (iii) will remain outstanding for three months or the occurrence of a Change in Control, whichever is sooner, so that any additional benefits due pursuant to clause (iii) may be provided if a Change in Control occurs within three months after Executive’s Involuntary Termination, provided that in no event will any of Executive’s stock options remain outstanding beyond the option’s maximum term to expiration.  If a Change in Control does not occur within three months after an Involuntary Termination, any unvested portion of Executive’s equity awards that remained outstanding following Executive’s Involuntary Termination will immediately and automatically be forfeited.

(c)Preconditions to Severance and Change in Control Benefits / Timing of Benefits.  As a condition to Executive’s receipt of any benefits described in Section 2, Executive shall execute and allow to become effective a general release of claims in substantially the form attached hereto and, if requested by the Company’s Board of Directors, must immediately resign as a member of the Company’s Board of Directors and as a member of the board of directors of any subsidiaries of the Company.  Executive must execute and return the release on or before the date specified by the Company, which will in no event be later than 50 days after Executive’s employment terminates.  If Executive fails to return the release by the deadline or if Executive revokes the release, then Executive will not be entitled to the benefits described in this section 2.  All such benefits will be paid or provided within 60 days after Executive’s Termination Without Cause or Involuntary Termination, as applicable, or if later on the date a Change in Control occurs.  If such 60 day period spans calendar years, then payment will in any event be made in the second calendar year.

3.Section 409A.  The Company intends that all payments and benefits provided under this Agreement or otherwise are exempt from, or comply with, with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) so that none of the payments or benefits will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted in accordance with such intent.  For purposes of Code Section 409A, each payment, installment or benefit payable under this Agreement is hereby designated as a separate payment.  In addition, if the Company determines that Executive is a “specified employee” under Code Section 409A(a)(2)(B)(i) at the time of Executive’s Separation, then (i) any severance payments or benefits, to the extent that they are subject to Code Section 409A, will not be paid or otherwise provided until the first business day following (A) expiration of the six-month period measured from Executive’s Separation or (B) the date of Executive’s death and (ii) any installments that otherwise would have been paid or provided prior to such date will be paid or provided in a lump sum when the severance payments or benefits commence.

4.Section 280G.  Notwithstanding anything contained in this Agreement to the contrary, in the event that the payments and benefits provided pursuant to this Agreement, together with all other payments and benefits received or to be received by Executive (“Payments”), constitute “parachute payments” within the meaning of Code Section 280G, and, but for this Section 4, would be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then the Payments shall be made to Executive either (i) in full or (ii) as to such lesser amount as would result in no portion of the Payments being subject to the Excise Tax (a “Reduced Payment”), whichever of the foregoing amounts, taking into account applicable federal, state and local income taxes and the Excise Tax, results in Executive’s receipt on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of the Payments may be subject to the Excise Tax.  If a Reduced Payment is to be made under this section, reduction of Payments will occur in the following order:  reduction of cash payments, then cancellation of equity-based payments and accelerated vesting of equity awards, and then reduction of employee benefits.  If accelerated vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant.  In the event that cash payments or other benefits are reduced, such reduction shall occur in reverse order beginning with the payments and benefits which are to be paid furthest away in time.  All determinations required to be made under this Section 4 (including whether any of the Payments are parachute payments and whether to make a Reduced Payment) will be made by an independent accounting firm selected by the Company.  For purposes of making the calculations required by this section, the accounting firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonably, good faith interpretations concerning the application of Code Sections 280G and 4999.  The Company will bear the costs that the accounting firm may reasonably incur in connection with the calculations contemplated by this Section 4.  The accounting firm’s determination will be binding on both Executive and the Company absent manifest error.

5.Company’s Successors.  Any successor to the Company to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.

6.Miscellaneous Provisions.

(a)Modification or Waiver.  No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b)Integration.  This Agreement represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements, whether written or oral, with respect to the subject matter of this Agreement.

(c)Choice of Law.  The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

(d)Tax Withholding.  Any payments provided for hereunder are subject to reduction to reflect applicable withholding and payroll taxes and other reductions required under federal, state or local law.

(e)Notices.  Any notice required by the terms of this Agreement shall be given in writing.  It shall be deemed effective upon (i) personal delivery, (ii) deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid or (iii) deposit with Federal Express Corporation, with shipping charges prepaid.  Notice shall be addressed to the Company at its principal executive office (attention General Counsel) and to the Executive at the address that he or she most recently provided to the Company in accordance with this Subsection (e).

(f)Severability.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g)Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

7.At-Will Employment. Nothing contained in this Agreement shall (a) confer upon Executive any right to continue in the employ of the Company, (b) constitute any contract or agreement of employment, or (c) interfere in any way with the at-will nature of Executive’s employment with the Company.

8.Definitions.  The following terms referred to in this Agreement shall have the following meanings:

(a)“Base Salary” means Executive’s annual base salary as in effect immediately prior to a Termination Without Cause or Involuntary Termination; provided, however, that in the event of a Resignation for Good Reason due to a material reduction in Executive’s base salary, “Base Salary” means Executive’s annual base salary as in effect immediately prior to such reduction or as in effect immediately prior to a Change in Control, whichever is greater.

(b)“Cause” means (i) Executive’s unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (ii) Executive’s material breach of any agreement with the Company, (iii) Executive’s material failure to comply with the Company’s written policies or rules, (iv) Executive’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (v) Executive’s gross negligence or willful misconduct, (vi) Executive’s continuing failure to perform assigned duties after receiving written notification of the failure from the Company’s Board of Directors or (vii) Executive’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested such cooperation.  In the case of clauses (ii), (iii) and (vii), the Company will not terminate Executive’s employment for Cause without first giving Executive written notification of the acts or omissions constituting Cause and a reasonable cure period of not less than 10 days following such notice to the extent such events are curable (as determined by the Company).

(c)“Change in Control” means:

(i)Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then-outstanding voting securities;

(ii)The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii)The consummation of a merger or consolidation of the Company with or into any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; or

(iv)Individuals who are members of the Company’s board of directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Company’s board of directors over a period of 12 months;

provided, however, that if the appointment or election (or nomination for election) of any new board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Agreement, be considered as a member of the Incumbent Board.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.  In addition, if a Change in Control constitutes a payment event with respect to any amount which is subject to Code Section 409A, then the transaction must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code Section 409A.

(d)“Involuntary Termination” means either (i) a Termination without Cause or (ii) a Resignation for Good Reason.

(e)“Resignation for Good Reason” means a Separation as a result of Executive’s resignation from employment after one of the following conditions has come into existence without Executive’s consent:  (i) a substantial adverse change in the nature or scope of Executive’s responsibilities, authority, powers, functions or duties within or to the Company, (ii) a material reduction in Executive’s annual base salary from the base salary in effect immediately prior to the Change in Control, (iii) a substantial reduction in benefits other than across-the-board benefit reductions similarly affecting all or substantially all management employees of the Company or (iv) Executive’s required relocation to offices more than fifty (50) miles from Executive’s principal place of business immediately prior to the Change in Control.  In order to constitute a Resignation for Good Reason, Executive must give the Company written notice of the condition within 90 days after it comes into existence, the Company must fail to remedy the condition within 30 days after receiving Executive’s written notice and Executive must terminate his or her employment within 30 days after expiration of the cure period.

(f)“Separation” means a “separation from service” as defined in the regulations under Code Section 409A.

(g)“Termination Without Cause” means a Separation as a result of the termination of Executive’s employment by the Company without Cause and not as a result of Executive’s death or disability.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year indicated below.

COMPANY

By:	/s/ Jon Stueve

Name:	Jon Stueve

Title:	VP and General Counsel

Date:	October 2, 2017

EXECUTIVE

By:	/s/ Mark R. Riggs

Name:	Mark R. Riggs

Title:	Chief Customer Officer

Date:	September 30, 2017

GENERAL RELEASE OF ALL CLAIMS

In consideration of the severance benefits to be paid to Mark Riggs (“Executive”) by Coupa Software Incorporated (the “Company”), as described in Paragraph 1 below, Executive, on Executive’s own behalf and on behalf of Executive’s heirs, executors, administrators and assigns, to the fullest extent permitted by applicable law, hereby fully and forever releases and discharges the Company and its directors, officers, employees, agents, successors, predecessors, subsidiaries, parent, shareholders, employee benefit plans and assigns (together called “the Releasees”), from all known and unknown claims and causes of action including, without limitation, any claims or causes of action arising out of or relating in any way to Executive’s employment with the Company, including the termination of that employment.

1.If Executive signs (and does not revoke) this General Release of All Claims (“Release”), the Company will provide Executive with the severance benefits described in Section 2 of the Severance and Change in Control Agreement, dated _______ __, 2017, between the Company and Executive (the “Severance Agreement”).

2.Executive’s Company equity awards, to the extent vested and outstanding as of Executive’s employment termination date, will be treated as provided in the applicable equity plan and the related award agreements.  Such agreements will remain in effect in accordance with their terms, and Executive acknowledges that Executive will remain bound by them.  Any Company equity awards that are unvested as of Executive’s employment termination date will be automatically forfeited1, and Executive will have no further rights to such awards.  Executive acknowledges that the enclosed report accurately reflects a summary of Executive’s outstanding equity awards.

3.Executive understands and agrees that this Release is a full and complete waiver of all claims including, without limitation, claims of wrongful discharge, constructive discharge, breach of contract, breach of the covenant of good faith and fair dealing, harassment, retaliation, discrimination, violation of public policy, defamation, invasion of privacy, interference with a leave of absence, personal injury or emotional distress and claims under Title VII of the Civil Rights Act of 1964, the Fair Labor Standards Act, the Equal Pay Act of 1963, the Americans With Disabilities Act, the Civil Rights Act of 1866, the Age Discrimination in Employment Act of 1967 (ADEA), the California Labor Code, the California Fair Employment and Housing Act, the California Family Rights Act, the Family Medical Leave Act or any other federal or state law or regulation relating to employment or employment discrimination.  Executive further understands and agrees that this waiver includes all claims, known and unknown, to the greatest extent permitted by applicable law.  However, this release covers only those

[1]	Modify in case of an involuntary termination three months prior to a change in control.

claims that arose prior to the execution of this Release.  Execution of this Release does not bar any claim that arises hereafter, including (without limitation) a claim for breach of this Release.  In addition, this Release does not cover any claim for indemnification Executive may have pursuant to the Company’s bylaws or applicable law or Executive’s right to coverage under any applicable D&O insurance policy with the Company.

4.Executive also hereby agrees that nothing contained in this Release shall constitute or be treated as an admission of liability or wrongdoing by the Releasees or Executive.

5.In addition, Executive hereby expressly waives any and all rights and benefits conferred upon Executive by the provisions of Section 1542 of the Civil Code of the State of California, which states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

6.If any provision of this Release is found to be unenforceable, it shall not affect the enforceability of the remaining provisions and the court shall enforce all remaining provisions to the full extent permitted by law.

7.This Release constitutes the entire agreement between Executive and Releasees with regard to the subject matter of this Release.  It supersedes any other agreements, representations or understandings, whether oral or written and whether express or implied, which relate to the subject matter of this Release.  Executive understands and agrees that this Release may be modified only in a written document signed by Executive and a duly authorized officer of the Company.

8.Executive understands and agrees that the Company shall have no obligation to provide to Executive any severance benefits described in the Severance Agreement unless and until Executive has complied with the requirements described in Section 2(c) of the Severance Agreement, including executing this Release within the time period specified in Paragraph 13 below.

9.Executive understands and agrees that at all times in the future Executive shall remain bound by the Executive’s Proprietary Information and Inventions Agreement with the Company and Mutual Agreement to Arbitrate, copies of which are enclosed herewith.

10.Executive agrees not to disclose to others the terms of the Severance Agreement or this Release, except that Executive may disclose such information to Executive’s spouse and to Executive’s attorney or accountant in order for such attorney or accountant to render services to Executive related to the Employment Agreement or this Release.

11.Executive agrees that Executive will never make any negative or disparaging statements (orally or in writing) about the Company or its stockholders, directors, officers, employees, products, services or business practices, except as required by law. The Company agrees to instruct its executive officers and directors not to disparage Executive in any manner likely to be harmful to Executive’s personal or business reputation; provided that the Company (and its executive officers and directors) may respond accurately and fully to any question, inquiry or request for information when required by legal process.

12.This Release shall be governed by and its provisions interpreted under the laws of the state of California.

13.Executive understands that Executive has the right to consult with an attorney before signing this Release.  Executive also understands that Executive has 21 days after receipt of this Release to review and consider this Release, discuss it with an attorney of Executive’s own choosing, and decide to execute it or not execute it.  Executive also understands that Executive may revoke this Release during a period of 7 days after Executive signs it and that this Release will not become effective for seven days after Executive signs it (and then only if Executive does not revoke it).  In order to revoke this Release, within seven days after Executive executes this Release Executive must deliver to the General Counsel at the Company a letter stating that Executive is revoking it.  Executive understands that if Executive chooses to revoke this Release within seven days after Executive signs it, Executive will not receive any severance benefits and the Release will have no effect.

14.Executive states that before signing this Release, Executive:

•	Has read it,
•	Understands it,
•	Knows that he or she is giving up important rights,
•	Is aware of his or her right to consult an attorney before signing it, and
•	Has signed it knowingly and voluntarily.

Date:
Signature

Print Full Name

Enclosures:

Equity Report

Proprietary Information and Inventions Agreement

Mutual Agreement to Arbitrate